Exhibit 10.7

Balchem Corporation Officer Retiree Program
For purposes of the Officer Retiree Program, the term "Retirement" shall mean voluntary termination of employment at a time when the sum of the Officer’s age and years of service is at least 70, provided that officer has at least ten years of service and has served three consecutive years as an Officer. A requirement of eligibility for this program is that the individual Officer must submit a written notification to the President and CEO and Vice President of Human Resources one (1) year prior to the anticipated date of retirement. For the purpose of this section, “Officer” shall mean only those individuals approved by the Board of Directors to be the named corporate officers of Balchem Corporation.

a) Officer Retiree Medical Program
1.Retirement — an officer is entitled to receive medical benefits (see coverage below) if he or she meets the definition of Retirement, as described above and has executed an appropriate non-compete agreement with Balchem Corporation.
2.Included dependents — the spouse and any eligible dependents, who, at the time of retiree’s departure, are eligible to be covered under the Officer retiree’s medical plan, are eligible for coverage.
3.Coverage — eligible persons are covered from the date of retiree’s departure, at the same coverage available to an active employee for the Officer retiree’s and spouse’s life, or until Medicare is available. Eligible dependents are covered until the dependent ceases to be eligible under the then current Balchem Corporation medical plan. In addition, the maximum years of coverage for any person eligible for coverage under this program is ten years.
4.Premiums — Balchem Corporation charges the retiree (or his or her spouse) that portion of the coverage premiums that the company would have paid if the retiree were an active employee.

b) Stock Options
Notwithstanding anything to the contrary in the Officer’s applicable stock option agreements, if Officer ceases to be employed by Balchem or its subsidiary companies, as may be applicable, by reason of Retirement, meets the definition of Retirement, as described above and has executed and is in compliance with their non-compete agreement with Balchem Corporation, options granted shall continue to vest and become exercisable in accordance with their original vesting schedule. Except as otherwise provided, any unexercised portion of the option may be exercised prior to the later of (i) two years after optionee's termination of employment or (ii) two years after the vesting date of the option, but in any case not beyond the specified expiration date of the option.

c) Restricted Stock – Performance and Time Based
Notwithstanding anything to the contrary in the Officer’s applicable restricted stock agreements, if Officer ceases to be employed by Balchem or its subsidiary companies, as may be applicable, by reason of Retirement, meets the definition of Retirement, as described above and has executed and is in compliance with their non-compete agreement with Balchem Corporation, all Restricted Stock grants shall continue to vest in accordance with their original vesting schedule.

d) Performance Shares
Notwithstanding anything to the contrary in the Officer’s applicable performance share agreements, if Officer ceases to be employed by Balchem or its subsidiary companies, as may be applicable, by reason of Retirement, meets the definition of Retirement, as described above and has executed and is in compliance with their non-compete agreement with Balchem Corporation, the Compensation Committee may, in its discretion, accelerate the vesting of all or any portion of outstanding performance share award(s) made under the Companies Long Term Incentive Program however has no obligation to do so.